Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-252013, 333- 228627, 333-216957, 333 200363, 333-183461, 333-175104, 333-158704, 333-144247, 333- 281823, 333-283380, and 333-291521 on Form S-8, and Registration Statement No. 333- 294183 on Form S-3 of our report dated August 27, 2026, relating to the financial statements of LifeVantage Corporation and the effectiveness of LifeVantage Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of LifeVantage Corporation for the year ended June 30, 2026.

/s/ Deloitte & Touche, LLP

Salt Lake City, Utah

August 27, 2026